Exhibit 99.1

For more information:	Omnicell, Inc.
Bruce Lewis	1201 Charleston Road
Lewis & Summers Public Relations	Mountain View, CA 94043-1337
(707) 964-3844
bruce@prwebsite.com

For Immediate Release

Omnicell Announces Organizational Changes

MOUNTAIN VIEW, Calif. – Jan. 13, 2004 – Omnicell, Inc. (NASDAQ: OMCL) today announced the following organizational changes to separate compliance and control functions from operational functions and to more fully integrate operational processes. Pursuant to these changes, effective January 7, 2005:

•                       Chris Drew, executive vice president, operations will be responsible for the engineering, field operations, manufacturing, quality and client service operations of the company.

•                       Dennis Wolf, executive vice president and chief financial officer, will be responsible for the compliance and control functions of the company, which includes information technology, finance and legal.

•                       John Choma, senior vice president, human resources, employee learning and performance, who formerly served as the company’s vice president, performance management, is now responsible for human resources and employee learning.

•                       Gary Wright, executive vice president, sales, marketing and corporate development, is now also responsible for corporate development.

“With the increased burdens associated with insuring compliance with current corporate governance practices, the company has decided to separate the compliance and control functions from operational functions and to consolidate operations responsibilities with Chris Drew.  These changes will also more fully integrate the operational processes necessary for delivering world-class, quality products to our customers,” commented Lipps.

John Choma, 49, joined Omnicell in July 2004 as vice president, performance management.  Prior to joining Omnicell, he had his own performance management consulting firm, World Champion Performance.  From June 2001 to June 2003, Choma was responsible for training and development for Openwave Systems, a provider of operating systems for cellular phones. From 1997 to 2000, Choma managed the Enterprise Solutions Sales training, development and performance groups of Nortel Networks. He is a certified performance technologist from the International Society for Performance Improvement (ISPI). Choma holds a B.S. degree in education from the University of Virginia.

About Omnicell

Established in 1992, Omnicell (NASDAQ: OMCL) is a leading provider of patient safety solutions preferred by nurses. Improving patient care by enhancing operational efficiency, Omnicell solutions are used throughout the healthcare facility—in the pharmacy, nursing units, surgical services, cath lab, and all the way to the patient’s bedside. The company’s MedGuard™ line of solutions for the medication-use process includes systems for physician order management, automated pharmacy retrieval, medication packaging, medication dispensing, and nursing workflow automation with bar code medication administration. For the medical-surgical supply chain, Omnicell’s OptiFlex™ product line provides open bar code systems, cabinet-based supply management, integrated open and cabinet-based systems, and Web-based procurement. More than 1,500 healthcare facilities use Omnicell solutions to help reduce medication errors, operate more efficiently, and decrease costs—ultimately contributing to improved clinical and financial outcomes. For more information, visit www.omnicell.com.

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